Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-223777 and No. 333-237261) and Form S-8 (No. 333-242195) of Orgenesis Inc. of our report dated March 9, 2020, except for the effects of discontinued operations and the change in reportable segments discussed in Notes 1 and 3, as to which the date is November 16, 2020, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K.

/s/ Kesselman & Kesselman
Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited
Tel-Aviv, Israel
November 16, 2020